----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Carey                J. Paul            |USA Education,Inc.                              |                                        |
|                                        |                                          (SLM) |                                        |
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  11600 Sallie Mae Drive                |  (Voluntary)          |                        |                                        |
|                                        |                       |     01/01/2000         |                                        |
|                                        |                       |                        |     Executive Vice President           |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Reston                  VA    20193     |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock                   | 01/31/2000 |   F     |      6132      | D  | $38.9375|                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 07/31/2000 |   A     |     10000      | A  |   $.0000|     68015       | D  |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|Phantom Stock Units            | 12/31/2000 |   A     |       550.1598 | A  |   $.0000|     24087.5     | D  |                    |
|                               |            |         |                |    |     (01)|             (02)|    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |         |                |    |   $.0000|      1746.6168  | I  |By 401k Plan        |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  3

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock Opti| $43.0000|01/13|    A    |    100000|          |     |01/13|Common Sto|    100000| $43.0000 |    100000| D  |          |
|on   (Righ|         | 2000|         |          |          |     | 2010|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (03)|     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $38.0000|06/14|    A    |     10000|          |     |06/14|Common Sto|     10000| $38.0000 |     10000| D  |          |
|on   (Righ|         | 2000|         |          |          |     | 2010|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (04)|     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $57.5600|11/01|    A    |     34894|          |     |08/13|Common Sto|     34894| $57.5600 |     34894| D  |          |
|on   (Righ|         | 2000|         |          |          |     | 2007|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (05)|     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $58.1300|11/08|    A    |      9480|          |     |08/13|Common Sto|      9480| $58.1300 |      9480| D  |          |
|on   (Righ|         | 2000|         |          |          |     | 2007|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (05)|     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $55.0000|11/15|    A    |     24877|          |     |08/13|Common Sto|     24877| $55.0000 |     24877| D  |          |
|on   (Righ|         | 2000|         |          |          |     | 2007|ck        |          |          |          |    |          |
|t to buy) |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (05)|     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Phantom St|         |12/31|    A    |    643.66|          |     |     |Common Sto|    643.66|          |   1490.58| D  |          |
|ock  Units|         | 2000|         |          |          |     |     |ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |     (06)|     |         |          |          | (07)| (07)|          |          |      (06)|          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:
      (01)  The phantom stock units were accrued under the Officers Deferred Compensation Plan on various dates during the calendar year at the prevailing market price.
      (02)  Includes shares acquired under the Officer Deferred Compensation Plan.  Units are settled in the Company's common stock.
      (03)  These options become exercisible upon the Company's common stock having a closing price on the New York Stock Exchange o
            f $51.60, for five days,                they also become exercisible on the fifth anniversary of the grant (January 13,
            2005), but no sooner than one year from the grant date.
      (04)  These options become exercisable upon the Company's common stock having a closing price on the New York Stock Exchange o
            f $45.60, for five days,                they also become exercisable on the fifth anniversary of the grant (June 14, 200
            5), but no sooner than one year from the grant date.
      (05)  These options become exercisable twelve months from the grant date.

**Intentional misstatements or omissions of facts constitute Federal                   /s/Mary F. Eure (POA)             02/14/2001
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                          Carey, J. Paul                            USA Education,Inc.                     01/01/2000 PAGE:  2 OF  3

  E X P L A N A T I O N    O F    R E S P O N S E S       (cont.)                         F O R M   5

      (06)  Conversion or Exercise Price of Derivative Security is 1 to 1.
      (07)  Phantom Stock Units accrued under the Supplemental 401k Plan are to be settled in cash and/or the Company's common stock upon the reporting person's retirement from the company.
